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                                                                    EXHIBIT 99.1

                         ROBERTS REALTY INVESTORS, INC.



CONTACT:                                                   FOR IMMEDIATE RELEASE
Charles R. Elliott                                                 June 26, 2000
Chief Financial Officer

Telephone: (770) 394-6000
Fax:       (770) 396-0706

                         ROBERTS REALTY INVESTORS, INC.
                           ANNOUNCES THE SALE OF ITS
                         IVEY BROOK APARTMENT COMMUNITY
                   AND A SPECIAL DISTRIBUTION TO SHAREHOLDERS

ATLANTA, GA - Roberts Realty Investors, Inc. (AMEX:RPI) announces the sale of its 146-unit Ivey Brook apartment community, which it developed and constructed in 1996, for $14,550,000 or $99,657 per unit, which is equal to an 8.5% capitalization rate. This sale resulted in net cash proceeds to the company of $7,256,000. Mr. Charles R. Elliott, the company's Chief Financial Officer, stated: "Ivey Brook's sales price of $14,550,000 exceeds the net asset value we published at June 30, 1999. More important, this sale supports our belief that our stock is trading at a 30% discount to our net asset value."

In addition, the company's board of directors has approved the payment of a special distribution of $0.25 per share to be paid July 27, 2000 to shareholders of record on July 20, 2000. Mr. Elliott stated: "The special distribution from the sales proceeds of Ivey Brook is a continuation of the strategy we announced in 1999 to maximize shareholder value. The first step in this strategy was the sale of Bentley Place in August 1999 and the distribution of $0.50 per share from the sales proceeds. We are continuing this strategy in 2000 with the sale of Ivey Brook because the value of our company and its properties is not reflected in our stock price." Beginning in the third quarter of 2000, the company's annual dividend will be reduced from $0.54 to $0.44 per share, which is equal to the reduction in cash flow as a result of selling Ivey Brook.

In addition to the payment of a special distribution, the company intends to use up to $1 million of the sales proceeds to complete its previously announced stock repurchase program. In September 1998, the company's board of directors authorized the repurchase of up to 300,000 shares of the company's outstanding common stock. To date, the company has repurchased a total of 175,758 shares of stock. Mr. Elliott said: "Buying back our stock benefits all our shareholders because we are selling our properties at 8.5% capitalization rates and using part of the sales proceeds to buy back our stock, which is
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currently trading at an 11.0% capitalization rate, thereby creating additional value for all our shareholders."

The remaining cash proceeds from the sale of Ivey Brook will be reinvested in the company's three new communities currently under construction. These include a 319-unit community in Charlotte, a 285-unit second phase of Addison Place, and a 249-unit community in north Atlanta. Mr. Elliot stated, "As we complete the construction and leasing of these communities over the next eighteen months, they will add approximately $1.6 million per year to our cash flow. More importantly, they replace the properties we are selling in order to maintain our net asset value of $11.00 per share."

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, the company's actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference include, but are not limited to, the following: occupancy rates and rents may be adversely affected by local economic and market conditions in Atlanta and Charlotte; the Atlanta and Charlotte markets may become overbuilt with multifamily apartments; construction costs of a new community may exceed original estimates; construction and lease-up of new communities in Atlanta and Charlotte may not be completed on schedule; and financing may not be available or, if available, not on favorable terms.